EXHIBIT 10.47

February 26, 2004

Jan Hughes
2027 Mezes Avenue
Belmont, CA 94002

Dear Jan:

Molecular Devices Corporation is pleased to confirm our verbal offer for promotion to the salaried, exempt position of Vice President, IonWorks Product Development. In this position you will report directly to me and be a member of the Leadership Team and the PAC.

Your base salary will be $15,000 per month ($180,000 per annum) payable semi-monthly on the 15th and last day of each month. As a member of the management staff, you will be eligible to participate in the 2004 MDC Executive Bonus Plan (bonus at Plan 40%). A portion of your 2004 bonus in the amount of $20,000 is guaranteed provided you remain employed with MDC through calendar year 2004.

You will be eligible to receive 15,000 Incentive Stock Options subject to the approval of the Molecular Devices Board of Directors. These options will vest in accordance with the Company’s vesting schedule over a period of four (4) years, and will be subject to the provisions of the Company’s 1995 Stock Option Plan as amended.

Jan, your experience and talents will be strong additions to the Leadership Team. We are looking forward to having you join our team.

Sincerely,

MOLECULAR DEVICES CORPORATION

/s/ Joseph D. Keegan, Ph.D.

Joseph D. Keegan, Ph.D.
President and Chief Executive Officer

Accepted:	/s/ Jan Hughes

Date: 2/26/04
Start Date: March 1, 2004